EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) of Rock-Tenn Company pertaining to the Rock-Tenn Company (SSCC) Equity Incentive Plan of our reports dated February 15, 2011, with respect to the consolidated financial statements and schedule of Smurfit-Stone Container Corporation and the effectiveness of internal control over financial reporting of Smurfit-Stone Container Corporation, included in its Annual Report (Form 10-K, as amended by Form 10-K/A) for the year ended December 31, 2011, as amended, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

May 27, 2011